SBAuer Funds, LLC

PROXY VOTING POLICY AND PROCEDURES

POLICY STATEMENT

SBAuer Funds, LLC (the “Adviser”) is adopting these proxy voting policies and procedures (the "Policies and Procedures") in order to comply with Rule 206(4)-6 under the Investment Advisers Act of 1940, as amended and its associated record-keeping requirements. Consistent with its duties under this Policy, the Adviser shall monitor and review corporate transactions of corporations in which the Fund has invested, obtain all information sufficient to allow an informed vote on all proxy solicitations, ensure that all proxy votes are cast in a timely fashion, and maintain all records required to be maintained by the Fund under the Proxy Rule and the 1940 Act. The Adviser shall promptly provide to the Board updates to its proxy voting policy as they are adopted and implemented.

The Policies and Procedures apply to those client accounts (i) that contain voting securities; and (ii) for which an Adviser has authority to vote client proxies. The Policies and Procedures will be reviewed and, as necessary, updated periodically to address new or revised proxy voting issues. Other, similar rights such as consent rights shall be evaluated on a case by case basis. Pursuant to the Policies and Procedures and its fiduciary duties, each Adviser will vote client proxies as part of its authority to manage, acquire and dispose of account assets. In certain situations, a client or its fiduciary may provide the Adviser with a statement of proxy voting policy. In these situations, the Adviser seeks to comply with such policy to the extent it would not be inconsistent the current policy or present an undue burden upon the fund management personnel.

Duty to Vote Proxies – The Adviser acknowledges that it is part of its fiduciary duty to its clients to vote client proxies, except in cases in which the cost of doing so, in the opinion of the Adviser, would exceed the expected benefits to the client. This may be particularly true in the case of non-U.S. securities. However the Adviser currently does not purchase securities that do not trade on U.S. exchanges.

Material Conflicts – In voting client proxies, the Adviser will avoid material conflicts of interests between the interests of the Adviser and its affiliates on the one hand and the interests of its clients on the other. The Adviser recognizes that it may have a material conflict of interest in voting a client proxy where (i) it manages assets, for companies whose management is soliciting proxies; (ii) it manages money for an employee group that is the proponent of a proxy proposal; (iii) has a personal relationship with participants in a proxy solicitation; or (iv) it otherwise has a personal interest in the outcome in a particular matter before shareholders. Notwithstanding the above categories, the Adviser understands that the determination of whether a "material conflict" exists depends on all of the facts and circumstances of the particular situation. The Adviser acknowledges the existence of a relationship of the type discussed above, even in the absence of any active efforts to solicit the investment adviser with respect to a proxy vote, is sufficient for a material conflict to exist.

PROXY VOTING GUIDELINES

It is the policy of the Adviser in voting proxies to generally vote in support of management except in the instance where supporting management would be a clear violation of the Adviser’s fiduciary responsibility or where a vote in support of management could be detrimental to the fund shareholders.